                                 SCHEDULE 13G


                                (RULE 13d-102)


  Information to be Included in Statements Filed Pursuant to Rule 13d-1(b),
       (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.


                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549


                                  SCHEDULE 13G


                  Under the Securities Exchange Act of 1934
                            (Amendment No. ______)*




                              BancFirst Ohio Corp.
  -----------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   0594500106
  -----------------------------------------------------------------------------
                                 (CUSIP Number)


  -----------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:


        [ ] Rule 13d-1(b)

        [ ] Rule 13d-(c)

        [ ] Rule 13d-1(d)



        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP NO. 0594500106                                                                  PAGE 2 OF 5 PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)            |
|     |                                                                                                   |
|     |        First Financial Services Group, N.A.                                                       |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | Check the Appropriate Box if a Member of a Group                                        (a) [   ] |
|     | (See Instructions)                                                                          ----- |
|     |                                                                                         (b) [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC Use Only                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | Citizenship or Place of Organization                                                              |
|     |                                                                                                   |
|     |        Zanesville, OH U.S.A                                                                       |
|-------------------------------|-------|-----------------------------------------------------------------|
|            Number of          |     5 |  Sole Voting Power                                              |
|                               |       |                                                                 |
|             Shares            |       |  208,080                                                        |
|                               |-------|-----------------------------------------------------------------|
|          Beneficially         |     6 |  Shared Voting Power                                            |
|                               |       |                                                                 |
|            Owned by           |       |  700,735                                                        |
|                               |-------|-----------------------------------------------------------------|
|              Each             |     7 |  Sole Dispositive Power                                         |
|                               |       |                                                                 |
|            Reporting          |       |  675,788                                                        |
|                               |-------|-----------------------------------------------------------------|
|           Person With         |     8 |  Shared Dispositive Power                                       |
|                               |       |                                                                 |
|                               |       |  233,027                                                        |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | Aggregate Amount Beneficially Owned by Each Reporting Person                                      |
|     |                                                                                                   |
|     |                      908,815                                                                      |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | Check if the Aggregate Amount in Row (9) Excludes Certain Shares                                  |
|     | (See Instructions)                                                                          [   ] |
|     |                      N/A                                                                    ----- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | Percent of Class Represented by Amount in Row (9)                                                 |
|     |                                                                                                   |
|     |                      11.6%                                                                        |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | Type of Reporting Person (See Instructions)                                                       |
|     |                                                                                                   |
|     |                                                                                                   |
-----------------------------------------------------------------------------------------------------------

                                                  BANCFIRST OHIO CORP SHAREHOLDERS
ACCOUNT
NUMBER      ACCOUNT NAME                        ADDRESS                                                    PROXY SHS  GOC SHS VOTING
Revised 3/31/99
  0 2824 01 ELIZABETH F. EBERLE           1802 GOEHMANN LANE                FREDERICKSBURG, TX 78624-6007     38,730           PROXY
2 0 2824 02 DOROTHY ANN LEWIS             9507 AVENEL LANE                  PORT ST. LUCIE, FL 34986          24,204           PROXY
2 0 2824 03 JOHN R. FINLEY                147 OVERHILL DRIVE                BOARDMAN, OHIO 44512              24,204           PROXY
2 0 3060 00 MARGARET M. GEARY TRUST                                                                                     5,000  GOC
2 0 3832 00 PAUL HUPP MARITAL TRUST A                                                                                   1,192  GOC
2 0 3590 00 ROBERT HESTON MARITAL TRUST                                                                                   608  GOC
2 0 3591 00 ROBERT HESTON RESIDUARY TRUST                                                                                 608  GOC
2 0 5332 00 ROBERT H. LOUGHMAN                                                                                         14,372  GOC
2 0 5535 00 NORMA MCCANN TRUST                                                                                         70,000  GOC
2 3 8340 00 LYDIA M. TAYLOR TRUST                                                                                      15,168  GOC
3 0 0760 00 ELEANOR B YOUNG BAILEY                                                                                      2,850  GOC
3 0 0776 00 GARY B. BAKER                 9743 AEGEAN COURT                 HUNTERSVILLE, NC 28078               160           PROXY
3 0 0786 00 MARY ELIZABETH BAKER          3690 HIGHLAND FAIRWAY BLVD.       LAKELAND, FL 33809                 1,372           PROXY
3 0 1236 00 MARY JANE CAIN                                                                                                100  GOC
3 0 2776 00 LEONA FELLERS                 1210 RANKIN DRIVE                 ZANESVILLE, OHIO 43701              6006           PROXY
3 0 2778 00 ROBERT FELLERS                1210 RANKIN DRIVE                 ZANESVILLE, OHIO 43701              7022           PROXY
3 0 3484 00 CHARLES S. HARRISON TRUST # 1 5550 HIGHVIEW DRIVE               ZANESVILLE, OHIO 43701               476           PROXY
3 0 3536 00 WALTER J. HECK                1140 SW 22ND AVE VILLA 11-2       DELRAY BEACH, FL 33445            14,228           PROXY
3 0 3544 00 CLAUDIA TILFORD HEILMAN                                                                                     2,850  GOC
3 0 3640 00 CONSTANCE M. STEPHENSON       2110 NORTH HAZEL AVENUE           ZANESVIILLE, OHIO 43701            6,656           PROXY
3 0 7143 00 PAM PORTER BOOTH                                                                                              200  GOC
3 0 4678 00 FRANCES ELOISE JOHNSON                                                                                      1,472  GOC
3 0 4933 00 JULIANNA JOHNSON KINCAID      7730 INDIAN OAKS DRIVE  APT 203   VERO BEACH, FL 32966              59,332           PROXY
3 0 5029 00 JANET R. KOZAK                                                                                              1,454  GOC
3 0 5069 00 PAUL J. KUNKEL                913 LOCUST AVENUE                 ZANESVILLE, OHIO 43701             4,792           PROXY
3 0 7069 00 CAROLE PICKWORTH                                                                                              880  GOC
3 0 7105 00 BETTY L. EMERY PLETCHER       57 HIGH POINT CIRCLE W. APT. 201  NAPLES, FL 34103-4244             13,600           PROXY
3 0 8020 00 JOANNA S. SNYDER SHELLY       141 LOGAN RANCH ROAD              GEORGETOWN, TX 78628               1,500           PROXY
3 3 0759 00 ANN HALE BAILEY                                                                                             3,636  GOC
3 3 0765 00 JAMES M. BAILEY                                                                                             3,636  GOC
3 3 0904 00 GEORGIA L. BENSON TRUST FBO MARK                                                                             1100  GOC
3 3 0905 00 GEORGIA L. BENSON TRUST FBO MATT                                                                            1,100  GOC
3 3 3805 00 RUTH M. HUGHES                                                                                              4,000  GOC
3 3 5592 00 A. E. MCGINNIS TRUST U/A                                                                                    1,992  GOC
3 3 5598 00 EDWIN MCHENRY TRUST                                                                                        11,936  GOC
3 3 8193 00 J.W. STRAKER FBO LAURA                                                                                        768  GOC
3 3 8194 00 J.W. STRAKER FBO SAMUEL                                                                                       768  GOC
3 3 8196 00 J.W. STRAKER FBO JORDAN                                                                                       768  GOC
3 3 8198 00 J.W. STRAKER FBO WM. PLOSSER                                                                                  768  GOC
3 3 8257 00 MARGARET H. SWINGLE TRUST                                                                                   4,240  GOC
3 3 8259 00 EARL B. SWINGLE JR. TRUST                                                                                     600  GOC
3 3 9213 00 RALPH E. WALTMAN TRUST                                                                                      7,488  GOC
3 3 9769 00 RUTH C. YOUNG TRUST                                                                                         3,000  GOC
3 4 7691 00 ST. JAMES EPISCOPAL CHURCH    155 NORTH SIXTH STREET            ZANESVILLE, OHIO 43701            24,200           PROXY
5 0 3452 00 RICHARD C. HARDESTY           2670 CENTER DRIVE                 ZANESVILLE, OHIO 43701               476           PROXY
5 0 3453 00 RICHARD C. HARDESTY # 2       2670 CENTER DRIVE                 ZANESVILLE, OHIO 43701             1,556           PROXY
5 0 1249 00 JAMES CAMERON CAPITAL                                                                                       2,000  GOC
5 0 8120 00 JOHN STEINBERGER              60068 QUILT ROAD                  NEW CONCORD, OHIO 43762              800           PROXY
5 0 8144 00 ALLISON M. STEWART            C/O WM STEWART,GDN,2775 MARTIN RD ZANESVILLE, OHIO 43701              1340           PROXY
5 0 8145 00 AMY E. STEWART                C/O WM STEWART,GDN,2775 MARTIN RD ZANESVILLE, OHIO 43701              1340           PROXY
5 0 8146 00 BRIAN W. STEWART              C/O WM STEWART,GDN,2775 MARTIN RD ZANESVILLE, OHIO 43701              1340           PROXY

                                                  BANCFIRST OHIO CORP SHAREHOLDERS
ACCOUNT
NUMBER      ACCOUNT NAME                        ADDRESS                                                    PROXY SHS  GOC SHS VOTING
Revised 3/31/99
5 0 8147 00 DAVID T. STEWART              C/O WM STEWART,GDN,2775 MARTIN RD ZANESVILLE, OHIO 43701              2000           PROXY
5 0 8151 00 JESSICA L. STEWART            C/O WM STEWART,GDN,2775 MARTIN RD ZANESVILLE, OHIO 43701              1340           PROXY
5 0 9890 00 JUDITH B. ZINN                515 NORTH SAMUEL DRIVE            ZANESVILLE, OHIO 43701            69,524           PROXY
5 1 0800 01 BANCFIRST OHIO CORP FBO JOE ARIE                                                                        1,562.287  GOC
5 1 0800 02 BANCFIRST OHIO CORP FBO T BARNHART                                                                         45.521  GOC
5 1 0800 03 BANCFIRST OHIO CORP FBO R M BUTLER                                                                         98.563  GOC
5 1 0800 04 BANCFIRST OHIO CORP FBO ED COHEN                                                                          764.456  GOC
5 1 0800 05 BANCFIRST OHIO CORP FBO G FIELDS                                                                        1,286.729  GOC
5 1 0800 06 BANCFIRST OHIO CORP FBO M GEARHART                                                                         60.696  GOC
5 1 0800 08 BANCFIRST OHIO CORP FBO G MCGLAUGHLIN                                                                     368.026  GOC
5 1 0800 09 BANCFIRST OHIO CORP J NICHOLSON                                                                         2,098.486  GOC
5 1 0800 10 BANCFIRST OHIO CORP FBO I PHILLIPS                                                                        110.116  GOC
5 1 0800 11 BANCFIRST OHIO CORP TOM SELOCK                                                                            288.247  GOC
5 1 0800 12 BANCFIRST OHIO CORP FBO G SMITH                                                                           116.171  GOC
5 1 0800 13 BANCFIRST OHIO CORP FBO K TAYLOR                                                                          841.104  GOC
5 1 0800 14 BANCFIRST OHIO CORP FBO C WHITE                                                                            58.097  GOC
5 1 0800 15 BANCFIRST OHIO CORP FBO K NELSON                                                                           34.671  GOC
5 1 4241 00 455 INVESTMENT CO, LTD                                                                                      4,000  GOC
5 1 4241 00 2675 INVESTMENT CO, LTD                                                                                     2,000  GOC
5 2 0925 02 BETHESDA HLTH FDN UNRESTRICTED                                                                             16,280  GOC
5 2 3551 00 HELEN PURCELL HOME            C/O R MOEHRMAN,1854 NORWOOD BLVD. ZANESVILLE, OHIO 43701             4,624           PROXY
5 2 5409 00 MATC                          C/O TRAFFORD DICK, 1555 NEWARK RD.ZANESVILLE, OHIO 43701               880           PROXY
5 6 7340 00 ELEANOR S. RANKIN                                                                                          12,312  GOC
6 4 0930 24 FNB 401K BANK STOCK           SEE RICH BRENNER/ NAMES & SHARES                                   130,153           PROXY
6 4 0930 25 FNB 401K BANK STOCK - MATCH   SEE RICH BRENNER/ NAMES & SHARES                                    17,653           PROXY
6 8 1896 00 JANE S. DONOHO                439 WEST HIGHLAND DRIVE           ZANESVILLE, OHIO 43701               784           PROXY
6 8 1897 00 ROBERT S. DONOHO              439 WEST HIGHLAND DRIVE           ZANESVILLE, OHIO 43701               788           PROXY
6 8 7722 00 KARL C. SAUNDERS              360 BROADVIEW AVENUE              ZANESVILLE, OHIO 43071             2,820           PROXY
6 8 7990 00 GARY C. SMITH                 16869 BRUSHY FORK ROAD, SE        NEWARK, OHIO 43055                 1,400           PROXY
6 8 8052 00 TRUDY MICHAELS                P. O. BOX 8137                    ZANESVILLE, OHIO 43702-8137          360           PROXY
6 8 8200 00 BRENT A. STUBBINS             728 CONVERS AVENUE                ZANESVILLE, OHIO 43701             1,640           PROXY
6 8 8203 00 THOMAS L. STURTZ              1360 DEER RUN ROAD                NEWARK, OHIO 43055                   408           PROXY
6 8 8209 00 RICHARD J. STRAKER                                                                                            800  GOC
9 9 BFOH FS BFOH FRACTIONAL SHARES                                                                                      0.891  GOC


THE FOLLOWING ACCOUNTS WILL HAVE PROXIES SENT TO THEM BY ADP (SHAREHOLDERS COMMUNICATONS)

5 0 1022 00 JEAN P. BONIFIELD             2734 MARTIN ROAD                  ZANESVILLE, OH 43701                 100
5 0 9417 00 DANA LINN WILLIAMS            410 FOX CHAPEL LANE               RADNOR, PA 19087                 126,540           PROXY
5 6 3455 00 HARRY H. HARDESTY             2670 CAROL DRIVE                  ZANESVILLE, OHIO 43701               328           PROXY
5 6 5266 00 MILMAN H. LINN III            1169 PARKVIEW DRIVE               ZANESVILLE, OHIO 43701             29404           PROXY
5 6 8026 00 AMY L. SOBOTKA                5696 TERRE PRINCE CT              DUBLIN. OHIO 43017                   360           PROXY
5 7 3307 00 GUERNSEY MEMORIAL HOSPITAL    C/O DON HUSTON P.O.BOX 610        CAMBRIDGE, OHIO 43725-0610         1,400           PROXY
6 2 1642 03 PETER CULTICE                 CULTICE & BROWN, P O BOX 1230     ZANESVILLE, OHIO 43702               934           PROXY

                                                  BANCFIRST OHIO CORP SHAREHOLDERS
ACCOUNT
NUMBER      ACCOUNT NAME                        ADDRESS                                                    PROXY SHS  GOC SHS VOTING
Revised 3/31/99
6 2 1642 04 JAMES BROWN                   CULTICE & BROWN, P O BOX 1230     ZANESVILLE, OHIO 43702               240           PROXY
6 2 1642 05 SUSAN BROWN                   CULTICE & BROWN, P O BOX 1230     ZANESVILLE, OHIO 43702               112           PROXY
6 2 1642 06 MEREDITH NELSON               CULTICE & BROWN, P O BOX 1230     ZANESVILLE, OHIO 43702                72           PROXY
6 2 4935 01 R. WILLIAM GEYER              P. O. BOX 1030                    ZANESVILLE, OHIO 43702               724           PROXY
6 2 4935 09 MONICA BAUGHMAN               LAW OFFICES, P.O.BOX 1030         ZANESVILLE, OHIO 43702                72           PROXY
6 2 4935 14 ANDY VESELENAK                LAW OFFICES, P.O.BOX 1030         ZANESVILLE, OHIO 43702               728           PROXY
6 2 4935 23 CYNTHIA CAMERON               LAW OFFICES, P.O.BOX 1030         ZANESVILLE, OHIO 43702               230           PROXY
6 2 4935 25 JILL SMITH                    LAW OFFICES, P.O.BOX 1030         ZANESVILLE, OHIO 43702                72           PROXY
6 2 4935 29 CATHERINE CUNNINGHAM          LAW OFFICES, P.O.BOX 1030         ZANESVILLE, OHIO 43702               216           PROXY
6 3 4935 15 SUSAN MCCOLLISTER             LAW OFFICES, P.O.BOX 1030         ZANESVILLE, OHIO 43702               250           PROXY
6 8 0779 00 GARY B. BAKER                 9743 AEGEAN COURT                 HUNTERSVILLE, NC 28078             4,088           PROXY
6 8 0792 00 STEVEN R. BALDWIN             P. O. BOX 2687                    ZANESVILLE, OHIO 43702               560           PROXY
6 8 1321 00 RALPH W. CATER                3665 FRAZEYSBURG ROAD             ZANESVILLE, OHIO 43701               837           PROXY
6 8 3042 00 JOSEPH H. GARNER              10750 BELLE DRIVE                 NORWICH, OHIO 43767                1,240           PROXY
6 8 3043 00 MARGARET A. GARNER            10750 BELLE DRIVE                 NORWICH, OHIO 43767                1,336           PROXY
6 8 3460 00 CONSTANCE A. HARDCASTLE       910 CENTER COURT                  ZANESVILLE, OHIO 43701               696           PROXY
6 8 3483 00 CHARLES S. HARRISON           5550 HIGHVIEW DRIVE               ZANESVILLE, OHIO 43701               392           PROXY
6 8 3485 00 SUE ELLEN HARRISON            5550 HIGHVIEW DRIVE               ZANESVILLE, OHIO 43701               572           PROXY
6 8 3547 00 EARL F. HEISE                 170 MONTGOMERY BLVD.              NEW CONCORD, OHIO 43762            1,300           PROXY
6 8 5275 0  MILMAN H. LINN III            1169 PARKVIEW DRIVE               ZANESVILLE, OHIO 43701            37,400           PROXY
6 8 5432 00 ROBERT L. MADIGAN             2853 CRESTWAY DRIVE               ZANESVILLE, OHIO 43701             1,164           PROXY
6 8 5433 00 SHIRLEY MADIGAN               2853 CRESTWAY DRIVE               ZANESVILLE, OHIO 43701             1,144           PROXY
6 8 5659 00 NELSON MELICK                 8000 FULTON-ROSE ROAD             ROSEVILLE, OHIO 43777                528           PROXY
6 8 5663 00 JOHN MELSHEIMER               2510 MONNIE PLACE                 ZANESVILLE, OHIO 43701               586           PROXY
6 8 5664 00 DEBRA MELSHEIMER              2510 MONNIE PLACE                 ZANESVILLE, OHIO 43701               586           PROXY
6 8 5832 00 MARY LEE MORGAN               2670 EVA CIRCLE                   ZANESVILLE, OHIO 43701               216           PROXY
6 8 5833 00 MICHAEL F. MORGAN             2670 EVA CIRCLE                   ZANESVILLE, OHIO 43701             1,116           PROXY
6 8 5930 00 JAMES F. MYER                 BOX 583                           NEW LEXINGTON, OH 43734               20
6 8 6062 00 JAMES H. NICHOLSON (HERE)     956 SOUTHEAST COURT               ZANESVILLE, OHIO 43701             1,896           PROXY
6 8 7335 00 WILLIAM F. RANDLES            P. O. BOX 2665                    ZANESVILLE, OHIO 43702-2665        3,570           PROXY
6 8 7655 00 JOHN P. RYAN                  1640 COACHLIGHT CIRCLE            NASHPORT, OHIO 43830                 372           PROXY
6 8 7656 00 SHERRY L. RYAN                1640 COACHLIGHT CIRCLE            NASHPORT, OHIO 43830               1,700           PROXY
6 8 7731 00 M. CHRISTINE SHILLING         2028 MYRTLE AVENUE                ZANESVILLE, OHIO 43701               120           PROXY
6 8 7838 00 GEORGE W. SHEGOG JR.          15 SNOOTS LANE                    NEW CONCORD, OHIO 43762            3,252           PROXY
6 8 7839 00 NORBERT B. SHEGOG             2635 MEADOW ROAD                  CAMBRIDGE, OHIO 43725              3,468           PROXY
6 8 7840 00 SHARON L. SHEGOG              15 SNOOTS LANE                    NEW CONCORD, OHIO 43762              566           PROXY
6 8 8070 00 ELSIE SPILLMAN                931 MERRICK DRIVE                 ZANESVILLE, OHIO 43701               600           PROXY
6 8 8199 00 JOHN W. STRAKER JR.           81 JOY LANE                       GRANVILLE, OHIO 43023              1,920           PROXY

                                                                                                             700,735  208,080

            TOTAL SHARES IN NAME OF GRAND OLD CO                                                         908,815.170


            TOTAL TRUST HOLDINGS AS OF 3/31/99                                                           908,815.170


                                                 FULL INVESTMENT DISCRETION BUT VOTE OWN PROXY               467,708

                                                 SELF DIRECTED..VOTE OWN PROXY                               233,027

                                                 TOTAL I/N/O GOC THAT VOTE OWN PROXY                         700,735

                                                 FULL INVESTMENT TOTAL GOC VOTES FOR ADP PROXY               208,080

                                                 TOTAL                                                   908,815.170